N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	714-299-5730

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS FIRST QUARTER RESULTS

•	Revenues of $27.3 Billion Increased 7% Year-Over-Year

•	UnitedHealthcare Grew to Serve 1 Million More People in the First Quarter

•	Optum Revenues Increased 8% Year-Over-Year;
OptumInsight Technology and Services Backlog Increased 25% to $4.1 Billion

MINNEAPOLIS (April 19, 2012) - UnitedHealth Group (NYSE: UNH) today reported first quarter results, highlighted by strong enrollment and revenue growth in each of UnitedHealthcare's benefits businesses and well-diversified revenue growth at Optum. First quarter 2012 net earnings were $1.31 per share, with continued performance on key financial and operational measures.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “We continue to serve customers with high-quality, innovative products and services that consistently deliver the most affordable care and make the best use of our health care system resources for everyone.”

The Company increased its outlook for 2012 net earnings to a range of $4.80 to $4.95 per share and cash flows from operations to a range of $6.2 billion to $6.5 billion on revenues of $109 billion to $110 billion.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2012	2011	2011
Revenues	$27.3 billion	$25.4 billion	$25.9 billion
Earnings From Operations	$2.3 billion	$2.2 billion	$2.1 billion
Net Margin	5.1%	5.3%	4.9%

•
UnitedHealth Group's consolidated first quarter 2012 revenues of $27.3 billion increased $1.9 billion or 7 percent year-over-year. Significant new business awards in both health care benefits and health care services to be implemented over the course of 2012 reflect the Company's business diversity and growth momentum.

•
First quarter earnings from operations were $2.3 billion and net earnings were $1.4 billion or $1.31 per share, an increase of more than 7 percent or nine cents per share from the first quarter 2011 results.

•	First quarter 2012 adjusted cash flows from operations of $1.1 billion[1] were substantially in line with the first quarter of 2011 and Company expectations.

•
The first quarter 2012 consolidated medical care ratio of 81.0 percent decreased 40 basis points year-over-year. Favorable reserve development of $530 million in first quarter 2012 was comparable with $440 million in first quarter 2011 and $490 million in first quarter 2010 - each representing less than 1 percent of their respective prior year's medical costs. First quarter 2012 financial results also included a $130 million benefit from updating estimates and regulatory clarifications regarding the calculations of 2011 premium rebates payable.

•
The first quarter operating cost ratio of 15.0 percent increased 80 basis points year-over-year, primarily due to higher relative growth in revenues from fee-based services and fee-based benefits, which carry comparatively higher operating costs, as well as planned investments in the pharmacy management services business.

•	The first quarter income tax rate of 36.0 percent was consistent year-over-year.

•	First quarter days sales outstanding in accounts receivable of 9 days were stable year-over-year. First quarter 2012 days claims payable increased one day year-over-year to 47 days at March 31, 2012.

•	UnitedHealth Group's March 31, 2012 debt to debt-plus-equity ratio was 31 percent.

•
UnitedHealth Group repurchased 18.5 million shares for $1 billion in the first quarter and paid $168 million in shareholder dividends, an increase of 24 percent year-over-year. The company ended the quarter with $1.1 billion in cash available for general corporate use.

______________________________
1 Adjusted numbers are non-GAAP financial measures. GAAP cash flows from operations of $3.6 billion for the first quarter of 2012 included a $2.5 billion monthly premium payment from the Centers for Medicare and Medicaid Services (CMS) that was received early. Cash flows from operations have been adjusted to report all CMS payments in the quarter to which they relate.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers in the health benefits market. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals; delivers health and well-being benefits to Medicare beneficiaries and retirees; and manages health care benefit programs on behalf of state Medicaid and community programs and their participants.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2012	2011	2011
Revenues	$25.5 billion	$23.9 billion	$24.2 billion
Earnings From Operations	$2.1 billion	$1.9 billion	$1.8 billion
Operating Margin	8.1%	8.0%	7.4%

•
UnitedHealthcare's first quarter 2012 revenues of $25.5 billion increased $1.7 billion or 7 percent year-over-year. Revenue growth was driven by an increase of 1.6 million consumers served in the past 12 months, including 1 million new people in the first quarter of 2012. Membership growth was balanced and diversified, with just over one-half in the commercial markets and the remainder in the public and senior markets.

•
Based on first quarter's strong growth performance and recent business awards, UnitedHealthcare is increasing its outlook for full year 2012 membership growth to a range of 1.7 million to 1.9 million people, an improvement of more than 750,000 people from the previous forecast.

•
UnitedHealthcare was honored to receive a five-year TRICARE award beginning in mid-2013 to serve the Department of Defense and nearly 3 million people who are active duty or retired military service members, or members of their families, and are located in the West Region of the United States.

•
Earnings from operations for UnitedHealthcare for the first quarter of 2012 increased $166 million or 9 percent year-over-year to $2.1 billion. The first quarter 2012 operating margin of 8.1 percent was essentially stable year-over-year.

UnitedHealthcare Business Results - Continued

UnitedHealthcare Employer & Individual

•
UnitedHealthcare Employer & Individual first quarter revenues of $11.7 billion grew $535 million or 5 percent over first quarter 2011 results. Over the past year, fee-based offerings grew to serve 955,000 more consumers while risk-based commercial products decreased by 110,000 people. Within the first quarter of 2012 the business grew to serve 575,000 more consumers, with strong fee-based growth of 765,000 consumers offset by a decrease of 190,000 consumers with risk-based benefit products.

•	Nearly 5 million consumers participated in UnitedHealthcare's innovative consumer-directed health care products by the end of the first quarter of 2012.

•	UnitedHealthcare's commercial medical care ratio increased 10 basis points year-over-year to 78.7 percent. Medical cost trend estimates for 2012 remain consistent with the Company's previous outlook.

UnitedHealthcare Medicare & Retirement

•	First quarter Medicare & Retirement revenues of $10.2 billion grew $801 million or 9 percent year-over-year.

•	In Medicare Advantage, UnitedHealthcare served 330,000 more people in the past year, a 15 percent increase, including 255,000 seniors and other beneficiaries in the first quarter.

•	Growth in active Medicare Supplement products continued, with the number of people served increasing by 200,000 or 7 percent in the past year, including 105,000 people in first quarter 2012.

•
At March 31, 2012, 4.2 million seniors and other beneficiaries participated in the Company's stand-alone Part D prescription drug plans. Participation in this product set decreased by 615,000 people in the first quarter, primarily due to pricing benchmarks for the government-subsidized low income Part D market coming in below the Company's bids in a number of regions.

UnitedHealthcare Community & State

•
First quarter Community & State revenues of $3.6 billion increased $323 million or 10 percent year-over-year. During the past 12 months, the Company expanded its Medicaid services to 200,000 more beneficiaries, including 65,000 people in the first quarter. Recent awards in Hawaii, Washington and Ohio are expected to add to the Company's membership over the next year.

Optum is a technology-enabled health services business serving the broad health care marketplace, including payers, care providers, employers, government, life sciences companies and consumers. By helping connect and align health system participants and providing them actionable information at the points of decision-making, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2012	2011	2011
Total Revenues	$7.3 billion	$6.8 billion	$7.6 billion
Earnings From Operations	$252 million	$322 million	$279 million
Operating Margin	3.4%	4.7%	3.7%

•	Total Optum revenues for the first quarter of 2012 of $7.3 billion increased $521 million or 8 percent.

•
Optum's first quarter earnings from operations of $252 million were in line with management expectations and consistent with the Company's full year 2012 operating plan. The operating margin of 3.4 percent decreased from 3.7 percent in the fourth quarter of 2011 and 4.7 percent in the first quarter of 2011. The primary contributors to the $27 million sequential and $70 million year-over-year decreases in operating earnings and margins were planned investments in scaling pharmacy management services and in resources to fully leverage the health care services business units and develop Optum as a high performance business platform, as well as the reduction in Medicare Part D pharmacy membership and related prescription volumes.

Optum Business Results - Continued

OptumHealth

•
OptumHealth first quarter 2012 revenues of $1.9 billion increased $432 million or 29 percent year-over-year. The revenue increase was driven by 2011 market expansions in clinical care and services for payers and the military, and strong organic growth in care services and carve-out specialty risk offerings.

•
OptumHealth first quarter 2012 earnings from operations of $92 million and operating margin of 4.7 percent were in line with management expectations, increasing $28 million and 120 basis points, respectively, from fourth quarter 2011 and decreasing $17 million from the first quarter of 2011. Similar to the fourth quarter of 2011, margins were impacted by business mix and operational investments to expand and develop the OptumHealth business.

•
OptumHealth Financial Services assets under management grew 32 percent year-over-year to $1.7 billion. OptumHealth Financial Services grew the electronic transmission of medical payments over its connectivity network by 25 percent year-over-year to nearly $15 billion in the quarter.

OptumInsight

•	OptumInsight first quarter revenues of $671 million were flat year-over-year; on an organic basis, revenues grew 18 percent[2].

•
First quarter sales bookings, adjusted to reflect the divestiture of the clinical trial services business, increased 18 percent year-over-year, driven by strength in products supporting provider compliance and integrated care and health information service and infrastructure offerings. The OptumInsight contract revenue backlog, as adjusted, increased 25 percent year-over-year to $4.1 billion.

•
OptumInsight's first quarter 2012 earnings from operations of $89 million increased 7 percent year-over-year. The nearly 1 percentage point improvement in first quarter operating margin to 13.3 percent was driven by an improved mix of services.

OptumRx

•
OptumRx first quarter revenues of $4.7 billion grew 2 percent or $89 million year-over-year, driven by net growth in consumers served despite the reduction in UnitedHealthcare Part D plan participants.

•
OptumRx earnings from operations of $71 million decreased $59 million year-over-year. Investments to support growth initiatives and the in-sourcing of UnitedHealthcare commercial pharmacy benefits and the decreased prescription volume in the Medicare Part D business offset the earnings contribution from greater use of generic medications.

______________________________
2 Adjusted numbers are non-GAAP financial measures. The GAAP calculation of flat revenue year-over-year in the first quarter includes $101 million in first quarter 2011 revenue contribution from the Company's since-disposed clinical trials services business.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 75 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company's results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company's Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through May 3, 2012, following the live call. The conference call replay can also be accessed by dialing 1-855-859-2056, conference ID # 88022593. This earnings release and the Form 8-K dated April 19, 2012 may also be accessed from the Investors page of the Company's Web site.

Forward-Looking Statements
This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs or decreases in enrollment resulting from federal, state, local and international regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws, including any that could arise out of the potential liquidation of Penn Treaty Network America Insurance Company; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially and adversely affect our results of operations, financial position and cash flows through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; potential reductions in revenue received from Medicare and Medicaid programs; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; failure to comply with restrictions on patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry and our ability to successfully repatriate our pharmacy benefits management business; competitive pressures, which could affect our ability to maintain or increase our market share; the impact of challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent producers (i.e., brokers and agents) and consultants; events that may adversely affect our relationship with AARP; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; the performance of our investment portfolio; possible impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products otherwise do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; failure to complete or receive anticipated benefits of acquisitions and other strategic transactions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in UnitedHealth Group's reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended March 31, 2012

•	Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues
Premiums	$24,631	$23,003
Services	1,791	1,598
Products	688	649
Investment and other income	172	182
Total revenues	27,282	25,432
Operating Costs
Medical costs	19,939	18,725
Operating costs	4,096	3,617
Cost of products sold	634	599
Depreciation and amortization	296	270
Total operating costs	24,965	23,211
Earnings from Operations	2,317	2,221
Interest expense	(148)	(118)
Earnings Before Income Taxes	2,169	2,103
Provision for income taxes	(781)	(757)
Net Earnings	$1,388	$1,346
Diluted Net Earnings Per Common Share	$1.31	$1.22
Diluted weighted-average common shares outstanding	1,060	1,099

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	March 31,	December 31,
	2012	2011
Assets
Cash and short-term investments	$14,326	$12,006
Accounts receivable, net	2,688	2,294
Other current assets	5,676	6,050
Total current assets	22,690	20,350
Long-term investments	16,492	16,166
Other long-term assets	33,508	31,373
Total assets	$72,690	$67,889
Liabilities and Shareholders' Equity
Medical costs payable	$10,221	$9,799
Commercial paper and current maturities of long-term debt	1,771	982
Other current liabilities	15,470	13,141
Total current liabilities	27,462	23,922
Long-term debt, less current maturities	11,083	10,656
Future policy benefits	2,444	2,445
Deferred income taxes and other liabilities	2,845	2,574
Shareholders' equity	28,856	28,292
Total liabilities and shareholders' equity	$72,690	$67,889

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Operating Activities
Net earnings	$1,388	$1,346
Noncash items:
Depreciation and amortization	296	270
Deferred income taxes and other	38	142
Share-based compensation	140	123
Net changes in operating assets and liabilities	1,724	(657)
Cash flows from operating activities	3,586	1,224
Investing Activities
Cash paid for acquisitions, net of cash assumed	(1,935)	(541)
Purchases of property, equipment and capitalized software, net	(269)	(213)
Net purchases and maturities of investments	(194)	(583)
Cash flows used for investing activities	(2,398)	(1,337)
Financing Activities
Common stock repurchases	(991)	(620)
Customer funds administered	1,137	1,050
Dividends paid	(168)	(135)
Net change in commercial paper and long-term debt	1,239	551
Other, net	(173)	(66)
Cash flows from financing activities	1,044	780
Increase in cash and cash equivalents	2,232	667
Cash and cash equivalents, beginning of period	9,429	9,123
Cash and cash equivalents, end of period	$11,661	$9,790

UNITEDHEALTH GROUP
SEGMENT FINANCIAL INFORMATION
(in millions)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues
UnitedHealthcare (a)	$25,533	$23,874
OptumHealth	1,939	1,507
OptumInsight	671	671
OptumRx	4,721	4,632
Total Optum	7,331	6,810
Eliminations	(5,582)	(5,252)
Total consolidated revenues	$27,282	$25,432
Earnings from Operations
UnitedHealthcare	$2,065	$1,899
OptumHealth	92	109
OptumInsight	89	83
OptumRx	71	130
Total Optum	252	322
Total consolidated earnings from operations	$2,317	$2,221
Operating Margin
UnitedHealthcare	8.1%	8.0%
OptumHealth	4.7	7.2
OptumInsight	13.3	12.4
OptumRx	1.5	2.8
Total Optum	3.4%	4.7%
Consolidated operating margin	8.5%	8.7%

(a)
Revenues for the three months ended March 31, 2012 and 2011 were $11,677 and $11,142 for UnitedHealthcare Employer & Individual; $10,213 and $9,412 for UnitedHealthcare Medicare & Retirement; and $3,643 and $3,320 for UnitedHealthcare Community & State, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)
(unaudited)

People Served	March 31, 2012		December 31, 2011	March 31, 2011	December 31, 2010
Commercial risk-based	9,360		9,550	9,470	9,405
Commercial fee-based	17,085		16,320	16,130	15,405
Total Commercial	26,445		25,870	25,600	24,810
Medicare Advantage	2,495	(b)	2,240	2,165	2,070
Medicaid	3,590		3,525	3,390	3,320
Medicare Supplement	3,040		2,935	2,840	2,770
Total Public and Senior (a)	9,125		8,700	8,395	8,160
Total UnitedHealthcare - Medical	35,570		34,570	33,995	32,970
Supplemental Data
Medicare Part D stand-alone	4,240		4,855	4,745	4,530

(a)	Excludes pre-standardized Medicare Supplement and other AARP products.

(b)	Includes 120,000 individuals served in connection with a first quarter 2012 acquisition.

Note:	UnitedHealth Group served 75.1 million individuals across all businesses at March 31, 2012, 78.1 million at December 31, 2011, 77.1 million at March 31, 2011, and 75.4 million at December 31, 2010.